EXHIBIT 99.1


On July 16, 1998, the Registrant issued the following press release:

               "PYR ENERGY REPORTS THIRD QUARTER FINANCIAL RESULTS

     DENVER -- PYR Energy Corporation (OTC EBB: PYRX) today reported that for the third fiscal quarter ended May 31, 1998, the Company had a net loss of ($164,392) or ($.018) per common share as compared with net income of $32,531 or $.008 per common share for the third quarter ended May 31, 1997. The loss in the quarter ended May 31, 1998 is primarily attributable to general and administrative expenses associated with the Company's efforts to commence drilling operations on its Mastiff prospect and to secure an industry partner for drilling at its School Road project. For the nine month period ended May 31, 1998, the Company had net income of $50,843 or $.006 per common share as compared to net income of $51,869 or $.013 per common share for the nine month period ended May 31, 1997. During the nine months ended May 31, 1998, the Company recorded a gain from the sale of a portion of its Mastiff project of $556,197. The Company has had no revenues from the sale of oil or natural gas production.

     At May 31, 1998, the Company had cash of $303,829, a receivable of $191,600, total assets of $2,507,919, current liabilities of $734,120 and stockholders' equity of $1,770,261. There were 9,154,804 common shares outstanding at May 31, 1998.

OPERATIONS UPDATE
-----------------

     As previously reported the Company's Mastiff prospect well east of Lost Hills in California was spud on May 14, 1998. This well continues to drill toward its total depth of 19,000 feet. The well is on schedule to reach total depth in early September.

     The Company had also reported the signing of a joint venture agreement for its School Road project in California. The Bureau of Land Management has granted a drilling permit and an initial exploration well here is expected to spud this month. This well is to be drilled to test multiple Upper Miocene 'Stevens' sands in a combination structural/stratigraphic feature defined by 3-D seismic data. This well is anticipated to take 30 to 45 days to reach its total depth of 12,500 feet.

     At Southeast Maricopa, the Company previously reported completion of its 3-D seismic acquisition project. This seismic data is currently being processed by the Company's seismic contractor.

     Denver based PYR Energy applies 3-D seismic and computer-aided exploration technologies to systematically explore for and exploit onshore domestic oil and natural gas accumulations in the western United States.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."